Exhibit 10.2

EXECUTION VERSION

INVESTMENT AGREEMENT

THIS INVESTMENT AGREEMENT, dated May 23, 2015 (this “Agreement”), is entered into by and among Charter Communications, Inc., a Delaware corporation (the “Company”), CCH I, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company (“New Charter”), and Liberty Broadband Corporation, a Delaware corporation (the “Purchaser”). Certain terms used in this Agreement are used as defined in Section 9.14.

RECITALS

WHEREAS, the Company is concurrently herewith entering into an Agreement and Plan of Mergers, dated the date hereof (the “Mergers Agreement”), with Time Warner Cable Inc., a Delaware corporation (“Target”) pursuant to which (i) New Charter will be converted into a Delaware corporation in accordance with Section 265 of the General Corporation Law of the State of Delaware and Section 216 of the Limited Liability Company Act of the State of Delaware, (ii) a newly formed merger subsidiary will merge with and into Target (the “First Company Merger”), with Target as the surviving corporation in the First Company Merger, (iii) immediately following the First Company Merger, Target will be merged with and into a newly formed merger subsidiary (the “Second Company Merger”), with such merger subsidiary as the surviving entity in the Second Company Merger and (iv) immediately following the consummation of the Second Company Merger, the Company shall be merged with and into a newly formed merger subsidiary and wholly owned subsidiary of New Charter (“Merger Subsidiary”), with Merger Subsidiary surviving as a wholly owned subsidiary of New Charter (the “Parent Merger”);

WHEREAS, subject to the terms and conditions of this Agreement, and in furtherance of the transactions contemplated by the Mergers Agreement, immediately following the closing of the Parent Merger, Purchaser desires to purchase, and New Charter desires to issue and sell to Purchaser, shares of New Charter’s Class A common stock, par value $.001 per share (the “Common Stock”), for an aggregate purchase price of $4,300,000,000 (the “Aggregate Purchase Price”); and

WHEREAS, each of the respective Boards of Directors (or duly authorized committee thereof) (or Board of Managers, as applicable) of the Company, New Charter and Purchaser, respectively, has approved this Agreement and the transactions contemplated hereby and has determined that it is in the best interests of the Company, New Charter, and Purchaser, respectively, and their respective stockholders or members (if applicable) to enter into this Agreement and consummate the transactions contemplated hereby.

AGREEMENT

NOW THEREFORE, in consideration of the premises and for the mutual promises contained in this Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound, the parties hereby agree as follows:

ARTICLE I

PURCHASE AND SALE OF SHARES OF COMMON STOCK

Section 1.1 Purchase and Sale of the Shares.

(a) Upon the terms and subject to the conditions set forth herein, at the Closing Purchaser shall subscribe for and purchase, and New Charter shall issue and sell to Purchaser, a whole number of duly authorized, validly issued, fully paid and non-assessable shares of Common Stock equal to the product of (x) Parent Merger Exchange Ratio (as defined in the Mergers Agreement) multiplied by (y) the quotient of the Aggregate Purchase Price divided by the Price Per Share (the “Purchased Shares”), free and clear of any Lien (other than any restrictions created by Purchaser, and any restrictions on transfer arising under the Securities Act and state securities laws).

(b) The closing of the purchase of the Purchased Shares (the “Closing”) shall take place on the Closing Date after the satisfaction or, subject to applicable Law, waiver of the conditions set forth in Articles V and VI hereof (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction of those conditions), or on such other date as the parties may mutually agree. The Closing shall be held at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m., New York City time, on the Closing Date, or at such place and time as the parties shall agree.

(c) Two (2) Business Days prior to the Closing, the Company and New Charter shall deliver to Purchaser a statement setting forth the wire transfer instructions for delivery of the Aggregate Purchase Price and Purchaser shall deliver to the Company brokerage instructions for the delivery of the Purchased Shares.

(d) At the Closing, New Charter shall issue and deliver to Purchaser (as provided in Section 1.1(e) below) the Purchased Shares, upon payment of the Aggregate Purchase Price for the Purchased Shares by wire transfer of immediately available funds on the Closing Date.

(e) The Purchased Shares shall be delivered by New Charter on the Closing Date, against payment of the Aggregate Purchase Price, in uncertificated form through Computershare Shareowner Services, New Charter’s transfer agent for the Common Stock, and The Depository Trust Company to the brokerage accounts designated by Purchaser pursuant to Section 1.1(c).

ARTICLE II

PROXY MATERIALS AND STOCKHOLDERS MEETINGS

Section 2.1 Proxy Statement/Prospectus.

(a) Reasonably promptly after the date hereof, but consistent with the requirements set forth in the Mergers Agreement, the Company shall prepare and file with the SEC a proxy statement/prospectus on Form S-4 (which could be a joint proxy statement/prospectus) for a special meeting of its stockholders (as amended or supplemented, the

“Proxy Statement/Prospectus”). The Company shall include in the Proxy Statement/Prospectus a solicitation relating to the approval, for purposes of Article Eighth of the Company’s Amended and Restated Certificate of Incorporation, of the issuance of the Purchased Shares to Purchaser (the “Stock Issuance Approval”) and, if the Company decides to do so, the approvals required by Sections 4.02(a) and 5.02(a) of the Mergers Agreement (the “Merger Approvals” and together with the Stock Issuance Approval, the “Stockholder Approvals”). Purchaser and its Affiliates shall promptly furnish to the Company such information regarding Purchaser and its Affiliates as shall be required to be included in the Proxy Statement/Prospectus pursuant to the Exchange Act. Prior to filing the Proxy Statement/Prospectus or any amendment or supplement thereto, the Company shall provide Purchaser with reasonable opportunity to review and comment on such proposed filing solely with respect to the Stockholder Approval and any information relating to Purchaser, its Affiliates or any of its designees to the Board of Directors of the Company. If at any time prior to the Closing Date, any information should be discovered by any party hereto that should be set forth in an amendment or supplement to the Proxy Statement/Prospectus so that the Proxy Statement/Prospectus would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and, to the extent required by applicable Law, disseminated by the Company to the stockholders of the Company.

(b) The Company shall promptly notify Purchaser of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement/Prospectus or for additional information and shall supply Purchaser with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement/Prospectus. The Purchaser shall promptly notify the Company of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Purchaser Proxy Statement/Prospectus or for additional information and shall supply Purchaser with copies of all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Purchaser Proxy Statement/Prospectus.

(c) The Company shall mail the Proxy Statement/Prospectus to the holders of its Common Stock in accordance with customary practice after the SEC’s review of the Proxy Statement/Prospectus is completed.

Section 2.2 Stockholders Meeting. The Company shall, in accordance with customary practice, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Stockholders Meeting”) as contemplated by Section 7.03 of the Mergers Agreement or as otherwise decided by the Company. A proposal relating to the approval, for purposes of Article Eighth of the Company’s Amended and Restated Certificate of Incorporation, of the issuance of the Purchased Shares to Purchaser, and, if the Company decides to do so, proposals relating to the approvals required by Section 5.02 of the Mergers Agreement shall be presented to the stockholders of the Company at the Stockholders Meeting for approval. Subject to the fiduciary duties of the Company’s directors under Delaware Law, as determined by a majority of the members of the Company’s Board of Directors unaffiliated with Purchaser, after consultation with its outside legal counsel, the Board of Directors of the Company will recommend that the holders of the Common Stock vote at the Stockholders Meeting in favor of each of the proposals relating to the Stock Issuance Approval and the Merger Approvals, and the Company will use reasonable best efforts to solicit from such stockholders proxies in favor of such proposals.

Section 2.3 Publicity. No press release or public announcement concerning this Agreement or the transactions contemplated hereby will be issued by any party hereto or any of its Affiliates, without the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed except as such release or announcement may be required by applicable Law or the rules of, or listing agreement with, any national securities exchange on which the securities of such Person or any of its Affiliates are listed or traded, in which case, the Person required to make the release or announcement will, to the extent practicable, allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent it contains substantially the same information as previously communicated by one or more of the parties.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PARTIES

Section 3.1 Representations and Warranties of the Company and New Charter. Each of the Company and New Charter hereby represents and warrants to Purchaser that:

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, and New Charter has been duly organized and is validly existing as a limited liability company in good standing under the laws of the State of Delaware. Each of New Charter and the Company has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Company and New Charter of this Agreement and the consummation by the Company and New Charter of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company or New Charter are necessary to authorize the execution, delivery and performance by the Company and New Charter of this Agreement or the consummation by the Company and New Charter of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of the Company and New Charter and, assuming due authorization, execution and delivery hereof by Purchaser, such agreement constitutes a legal, valid and binding obligation of each of the Company and New Charter, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) The only vote of the holders of any class or series of capital stock of the Company required to approve the transactions contemplated hereby is (i) the approval of each of the Merger Approvals by the requisite stockholder vote set forth in the Mergers Agreement at the Stockholders Meeting or any adjournment or postponement thereof where a majority of the shares of the Company’s Class A common stock, par value $0.001 per share (the “Company Common Stock”), that are outstanding on the record date for the Stockholders Meeting are present (in person or by proxy) and entitled to vote and (ii) the approval of the Stock Issuance Approval by the requisite stockholder vote set forth in the Mergers Agreement at the Stockholders Meeting or any adjournment or postponement thereof where a majority of the shares of Company Common Stock that are outstanding on the record date for the Stockholders Meeting are present (in person or by proxy) and entitled to vote.

(c) The Purchased Shares will be, when issued, duly authorized, validly issued, fully paid and non-assessable. The Purchased Shares will not be issued in violation of any preemptive rights or any rights of first offer, first refusal, tag-along rights or other similar rights or restrictions in favor of any other person, and Purchaser will acquire such Purchased Shares free and clear of any Lien (other than any restrictions created by Purchaser, and any restrictions on transfer arising under the Securities Act and state securities laws).

(d) The issue and sale of the Purchased Shares and the compliance by New Charter and the Company with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, New Charter or any of their respective subsidiaries is a party or by which the Company, New Charter or any of their respective subsidiaries is bound or to which any of the property or assets of the Company, New Charter or any of their respective subsidiaries is subject, (ii) assuming the Stockholders Approvals are obtained, any provisions of the Amended and Restated Certificate of Incorporation of the Company or the Amended and Restated Bylaws of the Company or the organizational documents of New Charter, and (iii) assuming the accuracy of, and Purchaser’s compliance with, the representations, warranties and agreements of Purchaser herein, any statute or any order, rule or regulation of any Governmental Entity having jurisdiction over the Company, New Charter or any of their respective subsidiaries or any of their respective properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to (x) prevent or materially impair or delay the performance by the Company or New Charter of its respective obligations under this Agreement or the consummation of the transactions contemplated hereby, or (y) impair Purchaser’s full rights of ownership to the Purchased Shares; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Entity is required for the offer and sale of the Purchased Shares or the consummation by the Company and New Charter of the transactions contemplated by this Agreement (other than in connection or in compliance with the HSR Act or any applicable antitrust, merger or competition Law and the registration under the Securities Act of the offer and sale of the Purchased Shares to Purchaser). On or prior to the Closing Date, the issuance of the Purchased Shares to Purchaser will have been duly registered on an appropriate form under the Securities Act to the extent permitted by the rules of the SEC.

(e) The forms, reports, statements, schedules and other materials the Company was required to file with the SEC pursuant to the Exchange Act or other federal securities laws since January 1, 2012 (the “Exchange Act Reports”), when they were filed with the SEC, conformed in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder; and as of the date hereof, no such documents were filed with the SEC since the SEC’s close of business on the Business Day immediately prior to the date of this Agreement. The Exchange Act Reports did not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(f) None of the information contained in the Proxy Statement/Prospectus will at the time of the mailing of the Proxy Statement/Prospectus to the stockholders of the Company, at the time of any amendments thereof or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Purchaser or any of its Affiliates (other than the Company and its Subsidiaries). The Proxy Statement/Prospectus will at the time of the mailing of the Proxy Statement/Prospectus to the stockholders of the Company, at the time of any amendments thereof or supplements thereto and at the time of the Stockholders Meeting, comply as to form in all material respects with the Exchange Act.

(g) As of the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of the Company or New Charter, threatened against the Company, New Charter or any of their respective Affiliates that questions the validity of this Agreement, the transactions contemplated hereby, the Purchased Shares, or any action to be taken by the Company or New Charter pursuant hereto, which would reasonably be expected to (i) prevent or materially impair or delay the performance by the Company or New Charter of its respective obligations under this Agreement or the consummation of the transactions contemplated hereby, or (ii) impair Purchaser’s full rights of ownership to the Purchased Shares.

(h) Each of New Charter and the Company is not, and immediately after giving effect to the issuance and sale of the Purchased Shares, will not be, an “investment company”, as such term is defined in the United States Investment Company Act of 1940, as amended.

(i) Prior to the Closing Date, the Board of Directors of the Company shall have taken all action as is necessary to exempt the acquisition of the Purchased Shares by Purchaser from the liability provisions of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 to the extent permitted by applicable law.

Section 3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Company and New Charter that:

(a) Purchaser has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of Purchaser are necessary to authorize the execution, delivery and performance by Purchaser of this Agreement or the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and, assuming due authorization, execution and delivery hereof by the Company and New Charter, such agreement constitutes a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Purchaser’s compliance with all of the provisions of this Agreement and the consummation of the transactions herein contemplated will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or require the giving of notice or making a filing under, (i) any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which it or any of its subsidiaries is a party or by which it or any of its subsidiaries is bound or to which any of its or its subsidiaries’ property or assets is subject, (ii) any provisions of the Restated Certificate of Incorporation of Purchaser or the Bylaws of Purchaser or (iii) any statute or any order, rule or regulation of any Governmental Entity having jurisdiction over it or any of its subsidiaries or any of their properties, except, in the case of clauses (i) and (iii) above, for any such conflict, breach, violation or default that would not, individually or in the aggregate, reasonably be expected to prevent or materially impair or delay the performance by Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby; and no consent, approval, authorization, order, registration or qualification of or with any such Governmental Entity is required for the consummation by Purchaser of the transactions contemplated by this Agreement (other than in connection or in compliance with the provisions of the Securities Act and the securities or blue sky Laws of the various states or the HSR Act or any applicable antitrust, merger or competition Law).

(c) None of the information supplied in writing by Purchaser or any of its Affiliates for inclusion in the Proxy Statement/Prospectus will at the time of the mailing of the Proxy Statement/Prospectus to the stockholders of the Company, at the time of any amendments thereof or supplements thereto and at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Purchaser will have on the Closing Date sufficient funds to purchase the Purchased Shares.

(e) As of the date hereof, there is no action, suit, investigation or proceeding pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its Affiliates that questions the validity of this Agreement, the transactions contemplated hereby, or any action to be taken by Purchaser pursuant hereto, which would reasonably be expected to prevent or materially impair or delay the performance by Purchaser of its obligations under this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE IV

COVENANTS

Section 4.1 Use of Proceeds. The Company shall use the proceeds of the Aggregate Purchase Price to fund a portion of the cash consideration for the transactions contemplated by the Mergers Agreement.

Section 4.2 Reasonable Best Efforts.

(a) Each party hereto shall cooperate with the other party and use its respective reasonable best efforts to promptly take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner practicable, the transactions and perform the covenants contemplated by this Agreement.

(b) Each of Purchaser, New Charter and the Company will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement, and to perform the covenants contemplated by this Agreement, it being agreed that each of the Company and Purchaser shall make or file any such applications, notices, petitions or filings required to be made by it with Governmental Entities in connection with the transactions contemplated by this Agreement as promptly as practicable following the date of this Agreement. Each party shall execute and deliver after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, each party will use its reasonable best efforts to promptly obtain, and will cooperate as may reasonably be requested by the other party and use its reasonable best efforts to help the other party promptly obtain or submit, as the case may be, as promptly as practicable, the approvals and authorizations of, filings and registrations with, and notifications to, or expiration or termination of any applicable waiting period, under the HSR Act or any applicable antitrust, merger or competition law for Purchaser to be able to acquire the Purchased Shares (“HSR Clearance”). Notwithstanding any covenants of the parties set forth herein, none of the parties hereto will be required to take any action requiring, or enter into any settlement, undertaking, condition, consent decree, stipulation or other agreement with any Governmental Entity that requires such party or any of its Subsidiaries or Affiliates to (x) hold separate (in trust or otherwise), divest itself or otherwise rearrange the composition of any assets, businesses or interests of such party or any of its Affiliates or imposes any limitations on such person’s freedom of action with respect to future acquisitions of assets or with respect to any existing or future business or activities or on the enjoyment of the full rights of ownership, possession and use of any asset now owned or hereafter acquired by any such person (including any securities of Purchaser or of the Company and the voting and other rights related to ownership thereof), (y) agree to any other conditions or requirements or to take any other actions that are adverse or burdensome or would reasonably be expected to adversely affect such person, in order to satisfy any objection of any Governmental Entity or any other person or (z) incur or be required to bear any financial obligation imposed or required by any Governmental Entity that, in the case of each of clauses (x), (y) and (z), would have or would reasonably be expected to have a material adverse effect on Purchaser; provided, that in the event any Governmental Entity seeks to impose or require the taking of any of the actions set forth in clauses (x), (y) or (z) above, then the parties agree to use their respective reasonable best efforts and to negotiate in good faith to reach a compromise or settlement with such Governmental Entity which satisfies any objection of any Governmental Entity but minimizes, to the extent practicable, the strategic, economic and other effects of such action, compromise or settlement upon the Purchaser and its Subsidiaries and Affiliates. Each of Purchaser and the Company will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable Laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective Affiliates, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. Purchaser, New Charter and the Company shall promptly furnish each other, to the extent permitted by applicable Laws, with copies of written communications received by them or their Affiliates from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement.

(c) Each party shall give the other parties hereto prompt written notice upon becoming aware of any Action commenced or, to the knowledge of such party, to which such party is or may become a party (including any such Claim in the right of any such party) (x) relating to or involving this Agreement or the transactions contemplated hereby, or (y) seeking to enjoin, restrain, restrict, limit or prohibit the transactions contemplated hereby or any of the rights, privileges or preferences to which the Purchaser is entitled as the owner of the Purchased Shares. The party giving such notice shall give the other parties hereto the opportunity to participate in (but not control) the defense and settlement of any such Claims and such party agrees to use, and to cause its Affiliates, directors and officers to use, its commercially reasonable efforts to defend or contest any such Claim. The parties receiving such notice will cooperate with other party hereto in its defense of such Claims as it may reasonably request.

Section 4.3 Interim Conduct of Business. During the period commencing on the date of this Agreement and ending on the Closing Date, except as expressly contemplated by this Agreement or any Exhibit or Schedule hereto, the Mergers Agreement or the Contribution Agreement, or consented to in writing by Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), the Company (i) shall conduct its operations in the ordinary course of business consistent with past practice and in accordance with its Agreement and (ii) shall not authorize or issue, sell, deliver or agree to commit to issue, sell or deliver (whether through the issuance, exercise or granting of options, warrants, call, commitments, subscriptions, rights to purchase or otherwise) shares of any class or series of capital stock, limited liability company interest, or other equity interest of the Company or New Charter (other than pursuant to the issuance of equity compensation awards in the ordinary course of business consistent with past practice). Notwithstanding anything to contrary contained herein, the Company may pursue backstop financing (including the issuance of equity securities) to ensure the availability of an amount in cash equal to the Aggregate Purchase Price in connection with the funding of its obligations under the Mergers Agreement on the Closing Date, and in connection therewith may negotiate the terms of such replacement financing and, to the extent the Company deems reasonably necessary, enter into agreements and instruments effecting such replacement financing; provided, however, that the parties acknowledge that such backstop financing will only be utilized in the event the Purchaser fails to perform its obligations hereunder in breach of this Agreement, and the execution of any such financing instrument by the Company will not be deemed a consent by the Purchaser to any equity issuance and will not limit, restrict or modify the Purchaser’s rights under this Section 4.3.

Section 4.4 Stockholders Agreement.

(a) The parties hereby covenant and agree to amend the Stockholders Agreement, dated as of March 19, 2013, between the Company and Purchaser (the “Stockholders Agreement”), as follows: (i) Section 3.3 shall be deleted and replaced with “[Reserved.]”, (ii) with respect to the defined term “Annual Termination Window,” clause (x) shall be deleted in its entirety and the reference to “2017” in clause (y) shall be replaced with “2020” and (iii) in the defined term “Termination Notice,” the year “2017” shall be replaced with the year “2020.”

(b) The Company hereby waives the covenants contained in Sections 3.2(e) and 3.2(h) of the Stockholders Agreement to the extent that the agreements, arrangements and understandings with and among Purchaser (together with its affiliates and associates), Liberty Interactive Corporation, a Delaware corporation (“LIC”), and any third party investors acquiring shares of Purchaser in connection with the Mergers would constitute a breach thereof (for the avoidance of doubt, such waiver shall apply to any joint venture or other partnership arrangements, proxy arrangements and similar relationships entered between or among such persons in connection with the completion of the Mergers and the transaction contemplated hereby); provided that no such Person shall acquire beneficial ownership of any Common Stock in connection with the transactions contemplated hereby or by the Mergers Agreement other than pursuant to the Liberty Contribution Agreement, the Amended and Restated Stockholders Agreement and this Agreement.

(c) The Company hereby agrees, from and following the Closing, that the Investor Designees (as defined in the Stockholders Agreement) on the New Charter board will be entitled to receive the same compensatory arrangements as all other New Charter board members (notwithstanding anything to the contrary contained in the Stockholders Agreement).

Section 4.5 New Charter Certificate. The Company hereby agrees that, subject to the closing of the transactions contemplated by the Contribution Agreement, the restated certificate of incorporation of New Charter, in effect upon completion of the Mergers, shall not include the provision set forth in Article Eighth of the Company’s existing Amended and Restated Certificate of Incorporation (or any comparable provision thereto).

Section 4.6 Mergers Agreement. The Company covenants and agrees not to amend, waive or modify, in any material respect that is adverse to Purchaser, any provision of the Mergers Agreement without the prior written consent of Purchaser, which shall not be unreasonably withheld, conditioned or delayed, provided, however, that any such amendment, modification or waiver that (x) is reasonably likely to result in an increase in the total number of shares of Common Stock outstanding immediately following the completion of the Mergers or (y) is reasonably likely to result in a reduction to the effective exchange rate at which Purchaser and LIC have agreed to exchange their existing shares of Target common stock in the Mergers shall be deemed to be material and Purchaser will be entitled to withhold its consent thereto, in its sole discretion.

Section 4.7 Board Matters. The Board of Directors of New Charter will adopt the resolutions set forth on Exhibit A hereto, no later than contemporaneously with its conversion to a corporation under Delaware law.

Section 4.8 Efforts to Enforce. The Purchaser agrees to use its reasonable best efforts to cause each of Liberty Interactive Corporation, JANA Nirvana Master Fund, Ltd., JANA Master Fund, Ltd. and Coatue Offshore Master Fund, Ltd. to perform their respective obligations under the Investment Agreement, dated as of the date hereof, including by performing its obligations thereunder, using its reasonable best efforts to cause such investors to perform their obligations thereunder, enforcing its rights against such investors, and bringing suit for specific performance by such investors. The Purchaser agrees not to terminate, nor to waive nor amend any provision of any such Investment Agreement which would delay or make less likely the consummation of the Investment contemplated hereby or thereby. The Purchaser further agrees not to exercise any right or election that would have the effect of reducing the amount of any investor’s commitment under any such Investment Agreement, unless (i) the Purchaser has obtained an alternative, debt or equity-linked form of financing in an equivalent amount or (ii) a commitment reduction is required by the terms of the applicable investment agreement.

Section 4.9 USRPHC. Each of New Charter and the Company will cooperate and consult with Purchaser in connection with the preparation of an analysis and methodology to determine whether the Company and/or New Charter is or will be a United States real property holding corporation, as defined in Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, (a “USRPHC”) as of the Closing Date, including as a result of the transactions contemplated by the Mergers Agreement and the Bright House Transactions (as defined in the Mergers Agreement), or has any plan or intention to become a USRPHC. Such cooperation shall include the provision of information that is reasonably relevant to any such analysis and determination and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided to Purchaser in connection with the foregoing.

ARTICLE V

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE COMPANY AND NEW CHARTER TO ISSUE THE PURCHASED SHARES

The obligations of the Company and New Charter to issue the Purchased Shares to Purchaser and consummate the transactions contemplated by Article I of this Agreement on the

Closing Date shall be subject to the satisfaction or waiver at or prior to Closing by the Company and New Charter of the following conditions:

Section 5.1 Representations and Warranties; Covenants and Agreements.

(a) The representations and warranties of Purchaser contained in this Agreement and in any certificate or document executed and delivered by Purchaser pursuant to this Agreement, in each case, without giving effect to any limitation as to materiality set forth herein or therein, shall be true and accurate in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations and warranties, without giving effect to any limitation as to materiality set forth herein or therein, shall have been true and correct in all material respects as of such particular date, and the Company and New Charter shall have received a certificate, dated the Closing Date, signed by Purchaser to such effect.

(b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date and the Company and New Charter shall have received a certificate, dated the Closing Date, signed by Purchaser to such effect.

Section 5.2 Stockholder Approvals. The Stockholder Approvals shall have been obtained.

Section 5.3 Payment for the Purchased Shares. Purchaser shall have made payment of the Aggregate Purchase Price for the Purchased Shares, as provided herein.

Section 5.4 The Mergers Agreement. The closing of the transactions contemplated by the Mergers Agreement shall have occurred.

ARTICLE VI

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF PURCHASER TO PURCHASE THE PURCHASED SHARES

The obligations of Purchaser to purchase the Purchased Shares from the Company and New Charter and consummate the transactions contemplated by Article I of this Agreement on the Closing Date shall be subject to the satisfaction or waiver at or prior to Closing by Purchaser of the following conditions:

Section 6.1 Representations and Warranties; Covenants and Agreements.

(a) Each of (i) the representations and warranties of each of the Company and New Charter contained in this Agreement (other than the representations and warranties contained in Section 3.1(c)) and in any certificate or document executed and delivered by the Company or New Charter pursuant to this Agreement, in each case, without giving effect to any limitation as to materiality set forth herein or therein, shall be true and accurate in all material respects and (ii) the representations and warranties of each of the Company and New Charter contained in Section 3.1(c) of this Agreement shall be true and accurate in all respects, in each case, on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, (provided that, with respect to each of the foregoing clauses, those representations and warranties which address matters only as of a particular date need only be so true and correct as of such date), and Purchaser shall have received a certificate, dated the Closing Date, signed by each of the Company and New Charter to such effect.

(b) Each of the Company and New Charter shall have performed and complied, with respect to the covenants contained in Section 4.5, in all respects and, with respect to all other covenants contained herein, in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date and Purchaser shall have received a certificate, dated the Closing Date, signed by each of the Company and New Charter to such effect.

Section 6.2 Stockholder Approvals. The Stockholder Approvals shall have been obtained.

Section 6.3 Delivery of the Purchased Shares. The Company shall have delivered or caused to be delivered to Purchaser the Purchased Shares, as provided in Article I of this Agreement.

Section 6.4 The Mergers Agreement. Each condition set forth in Sections 9.01, 9.02 and 9.03 of the Mergers Agreement to the obligations of each of the parties to the Mergers Agreement to effect the transactions contemplated by the Mergers Agreement at the closing thereof shall have been satisfied or is capable of being satisfied at the closing of the Mergers Agreement, and the closing of the transactions contemplated by the Mergers Agreement shall have occurred. For the avoidance of doubt, the waiver of any condition shall have no bearing on the determination of whether any condition set forth in the Mergers Agreement has been satisfied.

Section 6.5 HSR Clearance. The HSR Clearance shall have been obtained.

Section 6.6 NASDAQ Listing. The shares of Common Stock to be issued pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

ARTICLE VII

TERMINATION

Section 7.1 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of the Company, New Charter and Purchaser;

(b) by the Company and New Charter, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Purchaser set forth in this Agreement shall have occurred and is not capable of being cured that would cause any of the conditions to Closing set forth in Article V not to be satisfied (or not to be capable of being satisfied) at the Closing;

(c) by Purchaser, if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company or New Charter set forth in this Agreement shall have occurred and is not capable of being cured that would cause any of the conditions to Closing set forth in Article VI not to be satisfied (or not to be capable of being satisfied) at the Closing;

(d) By any of Purchaser, New Charter or the Company if there shall be in effect a final non appealable order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(e) upon the termination of the Mergers Agreement in accordance with its terms.

Section 7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without Liability to Purchaser, New Charter or the Company; provided, however, that nothing in this Section 7.2 shall relieve Purchaser, New Charter or the Company of any Liability for a breach of this Agreement.

ARTICLE VIII

REGISTRATION RIGHTS

Section 8.1 Registration Rights. The parties hereto agree that in connection with the Closing, they will negotiate in good faith to execute a customary registration rights agreement (the “Registration Rights Agreement”). Such agreement will contain the following material terms:

(a) Demand Registration. The Registration Rights Agreement will provide that, any time following the Closing, Purchaser shall be entitled to request that New Charter use reasonable best efforts to register under the Securities Act the secondary offer and sale of its Common Stock (with New Charter’s full management cooperation available for two (2) road shows per twelve (12) month period (provided that the second road show shall be in connection with an offering of at least $500 million), to the extent advised by the underwriters, if applicable, and at New Charter’s expense, other than underwriters’ discounts) to the extent requested by Purchaser. These demand registration rights include the right to register shares underlying exchangeable notes or debentures issued in accordance with the Stockholders Agreement. New Charter shall not be required to effect more than two (2) demand registrations for Purchaser in any twelve (12) month period, and all registrations shall be subject to blackout and delay periods for so long as the Board of Directors (excluding any directors nominated by Purchaser) determines in good faith that registration could require the disclosure of something detrimental to New Charter or to a pending negotiation or transaction. The aggregate fair market value of any offering required to be registered would be not less than $500 million.

(b) Piggyback Registration. If New Charter proposes to register any offer and sale of Common Stock other than on a Form S-8 or Form S-4, Purchaser will have the right to request that New Charter register under the Securities Act a pro rata portion of its Common Stock, subject to a minimum to be agreed, unless New Charter is advised by its financial advisors that the inclusion of the shares would adversely affect the offering, in which case shares to be sold by any other New Charter shareholders and Purchaser shall be offered on a pro rata basis to the extent of the size of the secondary offering proposed.

(c) Termination. The Registration Rights Agreement will terminate once Purchaser beneficially owns less than 5% equity ownership of New Charter.

(d) Registration Expenses. The Registration Rights Agreement shall contain customary provisions with respect to the reimbursement of expenses.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Survival. The representations and warranties of the parties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(e), 3.1(f) and 3.1(i) shall survive the Closing for a period of one (1) year, and the representation and warranty contained in Section 3.1(c) shall survive the Closing for the applicable statute of limitations. All of the covenants or other agreements of the parties contained in this Agreement shall survive until fully performed or fulfilled.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given (A) when delivered in person, (B) upon transmission when sent by facsimile transmission with written confirmation of receipt, (C) upon transmission by electronic mail (but only if followed by transmittal of a copy thereof by (x) national overnight courier or (y) hand delivery with receipt, in each case, for delivery by the second (2nd) Business Day following such electronic mail), (D) on receipt after dispatch by registered or certified mail, postage prepaid and addressed, or (E) on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company or New Charter:

Charter Communications, Inc.
400 Atlantic Street
Stamford, CT 06901
Attention:	Richard R. Dykhouse
Facsimile:	(203) 564-1377
E-mail:	Rick.Dykhouse@chartercom.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention:	Steven A. Cohen, Esq.
DongJu Song, Esq.
Facsimile:	(212) 403-2000
E-mail:	sacohen@wlrk.com
dsong@wlrk.com

If to Purchaser:

Liberty Broadband Corporation
12300 Liberty Boulevard
Englewood, CO 80112
Attention:	Richard N. Baer
Facsimile:	(720) 875-5401
E-mail:	legalnotices@libertymedia.com

with a copy (which shall not constitute notice) to:

Baker Botts L.L.P.
30 Rockefeller Plaza
New York, NY 10112
Attention:	Frederick McGrath
Renee L. Wilm
Facsimile:	(212) 259-2500
E-mail:	frederick.mcgrath@bakerbotts.com
renee.wilm@bakerbotts.com

Section 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 9.4 Jurisdiction and Venue. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware, or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, in the United States District Court for the District of Delaware. The parties hereto hereby consent to and grant the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof. EACH OF THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.5 Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or any of them, written or oral, in each case, with respect to the subject matter hereof.

Section 9.6 Assignment. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their respective successors and assigns. Except as provided below, none of Purchaser, New Charter or the Company shall assign this Agreement, or any rights or obligations hereunder, without the prior written consent of the other party hereto. Notwithstanding the foregoing, Purchaser shall be entitled to assign this Agreement and any of its rights and obligations hereunder to any of its Affiliates, provided, that Purchaser shall nevertheless remain liable for its obligations under this Agreement notwithstanding any such transfer or assignment.

Section 9.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or electronic mail transmission.

Section 9.8 Amendments and Waivers.

(a) No failure or delay on the part of the Company, New Charter or Purchaser in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(b) The provisions of this Agreement may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless consented to in writing by the parties hereto.

Section 9.9 Interpretation. When reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 9.10 No Third-Party Beneficiaries. This Agreement is not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto.

Section 9.11 Fees and Expenses. All fees and expenses incurred in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement shall be paid by the party or parties, as applicable, incurring such expenses.

Section 9.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be completed as originally contemplated to the fullest extent possible.

Section 9.13 Remedies. Neither rescission, set-off nor reformation of this Agreement shall be available as a remedy to any of the parties hereto. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled, and each party hereby consents, to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, without bonds or other security being required, in addition to any other remedies at Law or in equity. In the event that a party institutes any suit or action under this Agreement, including for specific performance or injunctive relief pursuant to this Section 9.13, the prevailing party in such proceeding shall be entitled to receive the costs incurred thereby in conducting the suit or action, including reasonable attorneys’ fees and expenses. No party hereto shall be responsible for or liable to any other party hereto or any other Person for any indirect, punitive or consequential damages which may be alleged as a result of any breach by the first party of its representations, warrants, covenants and agreements contained herein. Each party acknowledges and agrees that it shall use its reasonable best efforts to mitigate any direct damages it may incur as a result of the breach by any other party hereto of its representations, warrants, covenants and agreements contained herein.

Section 9.14 Certain Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Action” means any action, suit, claim, arbitration, proceeding, inquiry or investigation, by or before any Governmental Entity.

“Affiliate” means any Person that Controls, is Controlled by or is under common Control with the Person specified. Solely for purposes of this Agreement, neither New Charter nor the Company shall not be deemed to be an Affiliate of Purchaser or any of its Affiliates, and neither Purchaser nor any of its Affiliates shall be deemed to be an Affiliate of the Company or New Charter.

“Aggregate Purchase Price” has the meaning set forth in the recitals to this Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Amended and Restated Stockholders Agreement” means the Amended and Restated Stockholders Agreement, dated as of the date hereof, by and among the Company, New Charter, Purchaser, and Advance/Newhouse Partnership.

“Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by Law or executive order to close.

“Closing” has the meaning set forth in Section 1.1(b) of this Agreement.

“Closing Date” means the date of closing of the transactions contemplated by the Mergers Agreement.

“Common Stock” has the meaning set forth in the recitals to this Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company Common Stock” has the meaning set forth in Section 3.1(b) of this Agreement.

“Contribution Agreement” means the Contribution Agreement, dated as of March 31, 2015, among Advance/Newhouse Partnership, A/NPC Holdings LLC, the Company, New Charter and Charter Communications Holdings, LLC, as may be amended.

“Control” means the power, directly or indirectly, to direct the management and policies of a Person, whether by ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (as in effect on the date of this Agreement).

“Exchange Act Reports” has the meaning set forth in Section 3.1(e) of this Agreement.

“First Company Merger” has the meaning set forth in the recitals to this Agreement.

“Governmental Entity” means any United States or foreign (a) federal, state, local, municipal or other government, (b) governmental or quasi-governmental entity of any nature (including, without limitation, any governmental agency, branch, department, official or entity and any court or other tribunal) or (c) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including, without limitation, any arbitral tribunal.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“HSR Clearance” has the meaning set forth in Section 4.2(b) of this Agreement.

“Law” means rule, regulation, statutes, orders, ordinance, guideline, code, or other legally enforceable requirement, including but not limited to common law, state, local and federal laws or securities laws and laws of foreign jurisdictions.

“Liability” means any and all debts, liabilities and obligations of any kind or nature, whether accrued or fixed, absolute or contingent, matured or unmatured, or determined or determinable.

“Liberty Contribution Agreement” means the Contribution Agreement, dated as of the date hereof, among LIC, Purchaser, New Charter, the Company and Merger Subsidiary One (as defined therein).

“LIC” has the meaning set forth in Section 4.4(b) of this Agreement.

“Lien” means any and all pledges, liens, proxies, claims, charges, security interests, preemptive rights, voting trusts, voting agreements, options, rights of first offer or refusal and any other encumbrances whatsoever.

“Merger Approvals” has the meaning set forth in Section 2.1(a) of this Agreement.

“Merger Subsidiary” has the meaning set forth in the recitals to this Agreement.

“Mergers Agreement” has the meaning set forth in the recitals to this Agreement.

“New Charter” has the meaning set forth in the preamble to this Agreement.

“Parent Merger” has the meaning set forth in the recitals to this Agreement.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, business trust, joint stock company, trust, unincorporated organization or other entity or government or agency or political subdivision thereof.

“Price Per Share” means $176.95.

“Proxy Statement/Prospectus” has the meaning set forth in Section 2.1(a) of this Agreement.

“Purchased Shares” has the meaning set forth in Section 1.1(a) of this Agreement.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Registration Rights Agreement” has the meaning set forth in Section 8.1 of this Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Company Merger” has the meaning set forth in the recitals to this Agreement.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

“Stockholders Agreement” has the meaning set forth in Section 4.4(a) of this Agreement.

“Stockholder Approvals” has the meaning set forth in Section 2.1(a) of this Agreement.

“Stockholders Meeting” has the meaning set forth in Section 2.2 of this Agreement.

“Stock Issuance Approvals” has the meaning set forth in Section 2.1(a) of this Agreement.

“Target” has the meaning set forth in the recitals to this Agreement.

“USRPHC” has the meaning set forth in Section 4.9 of this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Richard R. Dykhouse
Name:	Richard R. Dykhouse
Title:	Executive Vice President, General Counsel & Corporate Secretary

CCH I, LLC

By:	/s/ Richard R. Dykhouse
Name:	Richard R. Dykhouse
Title:	Executive Vice President, General Counsel & Corporate Secretary

LIBERTY BROADBAND CORPORATION

By:	/s/ Craig E. Troyer
Name:	Craig E. Troyer
Title:	Vice President & Deputy General Counsel